Exhibit 10.1
DATED    12 February                2023

GAMESYS GROUP LIMITED	(1)
LEE FENTON	(2)

SETTLEMENT AGREEMENT

WITHOUT PREJUDICE
SUBJECT TO CONTRACT

THIS AGREEMENT is made on ___12 February______________ 2023
BETWEEN
(1)    GAMESYS GROUP LIMITED with registered address Colegrave House, 70 Berners Street, London W1T 3NL, a company registered in England and Wales with registered number 10303804 (Employer); and
(2)    LEE FENTON of [•] (You).
each a Party and together the Parties.
WHEREAS
(A)    You have been employed by the Employer under a contract of employment dated 21 October 2021 (as amended on 1 June 2022), but your period of continuous employment with the Employer began on 3 November 2008.
(B)    Your employment with the Employer will end on 31 March 2024, by reason of mutual agreement.
(C)    The Parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which You have or may have in connection with your employment or its termination, the holding of any office or loss of such office, or otherwise against the Employer or any Group Company (as defined below) or its or their officers, employees, workers, consultants or shareholders, whether or not those claims are, or could be, in the contemplation of the Parties at the time of signing this Agreement, and including, in particular, the statutory complaints which You raise in this Agreement.
(D)    The Parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.
(E)    The Employer enters into this Agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. It is the Parties' intention that each Group Company should be able to enforce any rights it has under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.
IT IS AGREED as follows:
1.    Definitions and Interpretation
1.1    In this Agreement the following words and expressions shall have the following meanings unless the context otherwise requires:
    Adviser means Rachel Phillips of JMW Solicitors who is a relevant independent adviser for the purposes of the Acts and Regulations referred to in Clause 11.
    Appropriate Deductions means any tax or National Insurance Contributions which the Employer is required or authorised by law to deduct from the sums payable in this Agreement.
    Bally’s Corporation means a company registered in Delaware, United States of America, with registered number 3780995 whose principal office is 100 Westminster Street, Providence, RI 02903, USA
    Claims means the definition given in Clause 9.2.
    Confidential Information means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory, or on any Personal Storage Media and wherever located) relating to the business, products, affairs and/or finances of the Employer or any Group Company for the time being confidential to the Employer or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Employer or any Group Company or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that You created, developed, received or obtained in connection with your employment, whether or not such information (if in anything other than oral form) is marked confidential.
    Contract of Employment means the contract of employment between the Employer and You dated 21 October 2021 (as amended on 1 June 2022).
    Copies means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory, or on any Personal Storage Media and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.
    Earned Units has the meaning given to it in the Performance Unit Award Agreement.
    Group Company means the Employer, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company (as defined below) from time to time, and for the avoidance of doubt include Bally’s Corporation.
    ITEPA means the Income Tax (Earnings and Pensions) Act 2003.
    Pension Scheme means the Employer’s pension scheme.
    Personal Storage Media means any equipment used to store personal information and might include personal computers, phones, memory cards and similar equipment and such systems and data storage services provided by third parties as well as personal e-mail accounts and 'cloud' storage, whether used on or outside the Employer's premises.
    Performance Unit Award Agreement means the Performance Unit Award Agreement appended to a Notice of Grant between You and Bally’s Corporation dated 1 October 2021, under which You were granted performance units pursuant to the terms of the Bally’s Corporation 2021 Equity Incentive Plan.
    Performance Units has the meaning given to it in the Performance Unit Award Agreement.
    Post-Employment Notice Pay has the meaning given in section 402D of ITEPA.
Reaffirmation Letter means the letter agreement to be entered into by the Parties pursuant to Clause 12 in the form set out at Schedule 6, under which You reaffirm certain provisions of this Agreement on or after the Termination Date.
    Restricted Stock Unit Award Agreement means the Restricted Stock Unit Agreement appended to a Notice of Grant between You and Bally’s Corporation dated 1 October 2021, under which You were awarded Restricted Stock Units pursuant to the terms of the Bally’s Corporation 2021 Equity Incentive Plan.
    Restricted Stock Units has the meaning given to it in the Restricted Stock Unit Award Agreement.

    Subsidiary and Holding Company means a "subsidiary" or "holding company" (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
    Termination Date means 31 March 2024.
1.2    The headings in this Agreement are inserted for convenience only and shall not affect its construction.
1.3    A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4    Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.5    The schedules to this Agreement form part of (and are incorporated into) this Agreement.
2.    Termination of Employment
2.1    Your employment with the Employer will terminate on the Termination Date.
2.2    You hereby give notice to terminate your employment with the Employer pursuant to clause 2.8 of the Contract of Employment. Notwithstanding that You are entitled to six months’ prior notice under the Contract of Employment, the Employer nonetheless agrees to exercise its discretion and confirms that your employment will continue until the Termination Date.
2.3    The Employer will, subject to Appropriate Deductions:
2.3.1    pay You your usual basic salary up to and including the Termination Date in the normal way (noting that, your salary will be converted from US dollars into sterling based on the average daily exchange rate on June 30, 2023, and December 31, 2023. The average daily exchange rate applicable as of June 30, 2023, and December 31, 2023, will be used as the base rate for the following three-month period ended March 31, 2024. If the aforementioned reconciliation reflects additional amounts remaining due to you, the additional amount will be added to the payment due to You on the following month (i.e., July and January) or, in the case of amounts dues for the period ended March 31, 2024 by April 30, 2024. If the aforementioned reconciliation reflects an overpayment by the Employer, the overpaid amount will be deducted from the payment due to You on the following month (i.e. July and January) (and in respect of which You accept that the Employer shall bear no responsibility in respect of any fluctuations in exchange rate));
2.3.2    continue to provide all usual contractual benefits to You up to and including the Termination Date, save that, other than as set out in this Agreement, You shall not accrue or be eligible to receive any bonus, commission, share options or other incentive bonus;
2.3.3    pay you $275,000 in respect of Your 2022 bonus award by no later than the March 2023 payroll (subject to the average daily exchange rate as at the March 2023 payroll);

2.3.4    continue to pay at its expense, in the normal way, for all of Your tax advice which relates to Your earnings and benefits from the Employer for a further period of 24 months from the Termination Date; and
2.3.5    continue to maintain for You at its expense Directors and Officers Liability insurance at the same level of cover as for the Employer’s other directors.
2.4    With effect from the Termination Date all benefits and payments to You will cease, save as provided for in this Agreement. The Employer will ensure You are provided with the option to transfer any private medical benefits into your name at the Termination Date, subject to any applicable terms of the relevant benefits.
2.5    From the date of this Agreement until the Termination Date You will be on Garden Leave and the Employer will be under no obligation to provide any work to You and may employ or appoint any person to carry out your roles or duties, or to fill the role of Chief Executive Officer of Bally’s Corporation on a permanent basis. During the period of Garden Leave You will:
2.5.1    remain an employee of the Employer and bound by the terms of the Contract of Employment save as provided for in this Agreement, including any implied terms and conditions which apply to it, (and You will receive the payments and benefits referred to in Clause 2.2);
2.5.2    ensure that your paperwork and other tasks are in good order and that a smooth handover of your responsibilities is effected to Kim Barker Lee EVP and Chief Legal Officer or such other person designated in writing by Kim Barker Lee under the supervision of Kim Barker Lee, EVP and Chief Legal Officer and/or carry out such duties as are assigned to You by the Employer;
2.5.3    not, without the prior written consent of Kim Barker Lee or unless complying with Your obligations referred to in Clause 2.5.2, perform any services for the Employer, attend or represent the Employer at any events or meetings, nor attend your place of work or any other premises of the Employer or any Group Company;
2.5.4    not, without the prior written consent of Kim Barker Lee, EVP and Chief Legal Officer or unless complying with Your obligations referred to in Clause 2.5.2, contact or deal with (or attempt to contact or deal with) any officer, employee or worker, consultant, client (including potential clients), customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer or any Group Company, save for purely social, non-work related, reasons;
2.5.5    take any accrued but unused holiday entitlement, and this Agreement should be taken as notice by the Employer to You under the Working Time Regulations 1998 to take all accrued holiday during the Garden Leave period;
2.5.6    not work for or provide services to any other person or organisation nor undertake any work on or for your own account where such work or services would constitute a breach your post-termination restrictions in Clause 17 of the Contract of Employment or any restrictions in the Performance Unit Award Agreement or the Restricted Stock Unit Award Agreement. For the avoidance of doubt, You are permitted to carry out any work or services that would not constitute a breach of the aforementioned post-termination restrictions, including but not limited to any voluntary or charitable work during the Period of Garden Leave so long as You obtain the consent of Kim Barker Lee, EVP and Chief Legal Officer for any work that You undertake during the period of six months from the date of this Agreement (such consent not to be unreasonably withheld). For the avoidance of doubt, beyond the first six months from the date of this Agreement until the Termination Date, the Employer agrees that you are permitted to carry out any work or services (whether paid or not) that would not constitute a breach of the aforementioned post-termination restrictions; and
2.5.7    (except during any periods taken as holiday in accordance with the Employer's usual procedures) provide Kim Barker Lee, EVP and Chief Legal Officer with your contact details and notify her immediately if these change at any point and comply with any written request to contact a specified employee of the Employer at specified intervals upon reasonable notice.
2.6    Your active membership of the Pension Scheme will cease with effect from the Termination Date. The Employer will notify the trustees or administrators of the Pension Scheme of the termination of your employment and it is the Employer’s understanding that You will in due course be sent a statement of your benefits under the Pension Scheme and of the options available to You.
2.7    For the avoidance of doubt, nothing in this Agreement will limit or affect the Employer’s right to lawfully terminate your employment summarily prior to the Termination Date in the event that it is proven following a full lawful process You are guilty of an act of gross misconduct (and in such event You will not be entitled to any payments, benefits or compensation either under this Agreement or otherwise). The Employer will act in good faith at all times should it exercise its rights pursuant to this clause.
3.    Payments
3.1    Subject to and conditional upon You complying with the terms of this Agreement and the Reaffirmation Letter, the Employer will:
3.1.1    Pay the sum of £17,945 plus VAT in respect of he reasonable legal fees incurred by You in obtaining advice on the termination of your employment and the terms of this Agreement and pay up to £2,500 plus VAT in respect of the reasonable legal fees incurred by You in obtaining advice on the Reaffirmation Letter, such fees to be payable directly to the Adviser within 28 days of receipt by Kim Barker Lee, EVP and Chief Legal Officer an electronic invoice addressed to You but marked as payable by the Employer;
3.1.2    pay You the sum of £100 (subject to Appropriate Deductions) within 31 days of the Termination Date in consideration for entering into the confidentiality obligations at Clause 8.2; and
3.1.3    reimburse You for any reasonable expenses properly incurred by You prior to the Termination Date in accordance with its usual practice, provided that such claims are properly evidenced (in accordance with the Employer’s policies) and submitted to the Employer within 31 days of the Termination Date.
3.2    The Employer reserves the right to deduct from the payments made to You under this Agreement any outstanding payments owed by You to the Employer. The Employer confirms as at the date of this Agreement that no such monies are owed by You to the Employer.
3.3    Unless stated elsewhere in this Agreement, You will have no entitlement to any bonus, commission, share options or other incentive bonus and shall not be entitled to any compensation in respect of the same.

4.    Tax
4.1    You will indemnify the Employer and any Group Company on a continuing basis in respect of any income tax or employee's National Insurance Contributions payable in respect of the payments and benefits in this Agreement, including any related interest, penalties, costs and expenses (save for any interest, penalties, costs and expenses which are incurred as a result of the default of the Employer or any Group Company).
4.2    The Employer will continue to comply with its tax protection policy as set out in clause 5.2 of your Contract of Employment.
4.3    The Employer will give You reasonable notice of any demand for tax which may lead to liabilities on You under the indemnity at Clause 4.1 above and will provide You (at your expense) with reasonable access to any documentation that You may reasonably require to challenge such a claim (provided that nothing in this clause will prevent the Employer from complying with its legal obligations with regard to HM Revenue & Customs or other appropriate authority).
5.    Equity awards
5.1    Subject to and conditional on the terms of this Agreement and Your continuing compliance with its terms, the Employer confirms that it and Bally’s Corporation shall apply the following treatment to the equity awards below:
5.1.1    in accordance with the terms of the Restricted Stock Unit Award Agreement (and subject to your compliance with Section 9(d) of the Restricted Stock Unit Award Agreement):
(a)    one third of the Restricted Stock Units vested on 31 December 2022 (23,550);
(b)    one third of the Restricted Stock Units will vest on 31 December 2023 (23,549);
(c)    You will forfeit the remaining one third of the Restricted Stock Units that are due to vest on 31 December 2024 (23,549);
5.1.2    in accordance with the terms of the Performance Unit Award Agreement (and subject to your compliance with Section 9(d) of the Performance Unit Award Agreement):
(a)    in respect of the performance period commencing 1 January 2022 and ending 31 December 2022, 25% of the available Performance Units will become Earned Units (5,887);
(b)    in respect of the performance period commencing 1 January 2023 and ending 31 December 2023, 100% of the available Performance Units will become Earned Units (23,550); and
(c)    You will forfeit all Performance Units in respect of the performance period commencing 1 January 2024 and ending 31 December 2024 (23,549).
For the avoidance of doubt, clause 9(d)(iii) of the Restricted Stock Unit Award Agreement and clause 9(d)(iii) of the Performance Unit Award Agreement shall be subject to clause 7 of this Agreement in which it is confirmed that You can retain certain company property.

6.    Employer's Non-financial Obligations
6.1    Subject to and conditional upon You complying with the terms set out in this Agreement and the Reaffirmation Letter, and conditional on your compliance with the obligations contained in and warranties given by You (including the accuracy of those warranties) under this Agreement and the Reaffirmation Letter, the Employer will:
6.1.1    on receipt of a written request from a potential employer or recruitment agent provide a reference in the form set out in Schedule 3 to this Agreement. The Employer reserves the right to amend this reference or decline to give a reference at all if it discovers or becomes aware of information which suggests that the provision of a reference in the form attached would be inaccurate or misleading; or if otherwise required by law or any regulatory body; or to comply with any regulatory or legal obligation owed to a third party. In the event that the Employer discovers or becomes aware of such information it will inform You and provide You with sufficient time and detail to be able to respond in full before the Employer makes any statement to a third party. For the avoidance of doubt, the Employer reserves the right to make such disclosures as are required by law or regulatory requirement, notwithstanding that such disclosures may deviate from the form of the reference set out in Schedule 3; and
6.1.2    make an internal announcement (in the form set out at Part 2 of Schedule 4) and external announcement (in the form set out at Part 1 of Schedule 4) on the signature of this Agreement (or earlier if required by US law) and neither Party will make any statement to any third parties which is inconsistent with those announcements (subject to the exceptions in Clauses 8.4 and 8.5).
7.    Employee's Obligations
Employer’s property
7.1    You will within 14 days of the date of the Termination Date return (or where applicable irretrievably delete) to the Employer:
7.1.1    all Confidential Information and Copies in your possession or control; and
7.1.2    all property in your possession or control belonging to the Employer or any Group Company in a reasonable condition, including (but not limited to) any car, Employer credit card, keys, security pass, identity badge, tablet, removable storage devices and any similar equipment (but excluding the Employer’s laptop, mobile telephone and four monitors currently in your possession all of which you are permitted to keep (subject to the Employer first irretrievably erasing all Confidential Information from those devices. The Employer will not erase or access any personal information you may have from those devices); and
7.1.3    all documents and copies in your possession or control (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by You during your employment with the Employer or relating to the business or affairs of the Employer or any Group Company or its or their clients or customers where these contain Confidential Information.
7.2    You will, before the Termination Date, erase irretrievably any information relating to the business or affairs of the Employer or any Group Company from any Personal Storage Media.

7.3    You will, if requested to do so by the Employer, provide a signed statement that You have complied fully with your obligations under Clauses 7.1 and 7.2 and will provide it with such reasonable evidence of compliance as may be required.
7.4    If any property belonging to the Employer or any Group Company, including but not limited to Confidential Information or Copies, comes into your possession or control after the Termination Date, You agree to return it or irretrievably delete it immediately.
7.5    At the Termination Date, the Employer agrees to facilitate the transfer of the mobile telephone number for the Employer’s device You are being permitted to retain to You.
Resignation from offices
7.6    You will resign immediately from any office, trusteeship or other position that You hold in or on behalf of the Employer or any Group Company by executing a letter of resignation in the form set out in Schedule 5. You irrevocably appoint the Employer to be your attorney in your name and on your behalf to sign or execute any such instrument and generally to use your name in order to give the Employer (or its nominee) the full benefit of the provisions of this Clause 7.6.
Post-termination restrictions
7.7    The Employer confirms that the post-termination restrictions in Clause 17 of the Contract of Employment will no longer apply after the Termination Date (save for Clause 17.1.4 of the Contract of Employment, which shall continue to apply) as You will have been on Garden Leave from the date of this Agreement to the Termination Date and all of the post-termination restrictions will have expired.
Cooperation
7.8    You agree, for up to 12 months after the date of this Agreement, to make yourself reasonably available to, and to cooperate with, the Employer or a Group Company or its or their advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Employer. The Employer will give You as much notice of the co-operation required as it is able to do, with a minimum of 7 days’ notice. The Employer will reimburse Your reasonable expenses and all lost earnings incurred by You in providing assistance under this Clause 7.8 within 7 days of notification of such expenses or lost earnings being incurred.
8.    Confidentiality and Non-Derogatory Comments
8.1    Notwithstanding Clause 14 of this Agreement, You acknowledge and confirm that the confidentiality restrictions contained in Clause 12 of the Contract of Employment will continue to apply after the Termination Date notwithstanding the termination of your employment.
8.2    Further and in consideration of the sums set out in Clause 2 and Clause 3, and subject to the exceptions in Clauses 8.4 and 8.5, You:
8.2.1    acknowledge that, as a result of your employment with the Employer, You have had access to Confidential Information. Without prejudice to your contractual and common law duties, You agree that You have not and will not, either directly or indirectly at any time, during the period leading up to and at any time after the Termination Date, save where authorised by the Employer or in the course of You complying with your obligations pursuant to this Agreement:

(a)    use or permit to be used by any third party any Confidential Information; or
(b)    make or use any Copies; or
(c)    disclose any Confidential Information to any person, company or other organisation or third party whatsoever;
8.2.2    confirm that You have kept and agree to keep the existence and terms of this Agreement and the circumstances concerning the termination of your employment confidential; and
8.2.3    confirm that You have not and will not (and will procure that your spouse, civil partner or partner, or immediate family will not) make or cause to be published any derogatory or disparaging comment about nor do anything which will, or may be reasonably expected to, bring the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders, into disrepute; and
8.2.4    confirm that You have not and will not have any involvement with the press or any media as regards the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders. Moreover, You will not hold yourself out as remaining employed or otherwise continuing to work for or be connected with the Employer or any Group Company after the Termination Date.
8.3    Subject to the exceptions in Clauses 8.4 and 8.5, the Employer will use its reasonable endeavours to keep the terms of this Agreement and the circumstances concerning the termination of your employment confidential. The Employer will also use its reasonable endeavours to ensure that its officers and directors do not make or cause to be published any derogatory or disparaging comment about you nor do anything which will, or may be reasonably expected to, bring you into disrepute.
8.4    Where necessary and appropriate, the Parties are permitted to make or have made a disclosure or comment that would otherwise be prohibited by Clause 8:
8.4.1    as provided for in Clause 8.5 below;
8.4.2    if You make it to:
(a)    your spouse, civil partner or partner, or immediate family, provided that they agree to keep the information confidential; or
(b)    your professional advisers, including your legal or tax advisers or persons providing You with medical, therapeutic or counselling services, provided that such individuals owe a duty of confidentiality to You which You agree not to waive; or
(c)    your insurer for the purposes of processing a claim for loss of employment; or
(d)    any government agency for the purposes of making a claim for benefits; or
(e)    your recruitment consultant or prospective employer to the extent necessary to discuss your employment history save that such disclosure will be limited to a general discussion regarding your employment with the Employer;
8.4.3    if the Employer makes it to:

(a)    its officers, employees, workers, consultants or shareholders provided that they agree in writing to keep the information confidential; or
(b)    any Group Company or their employees, workers, consultants or shareholders provided that they agree in writing to keep the information confidential; or
(c)    any person who owes the Employer a duty of confidentiality (which the Employer agrees not to waive), including to its legal, tax, compliance and other professional advisers.
8.5    Nothing in this Clause 8 or any other terms in this Agreement or the Reaffirmation Letter will prevent either Party from:
8.5.1    disclosing Confidential Information which is readily available in or comes into the public domain other than through your unauthorised disclosure or default; or
8.5.2    disclosing information in accordance with the Public Interest Disclosure Act 1998 and/or section 43A of the Employment Rights Act 1996 (commonly known as “whistleblowing”), provided that the disclosure is made in accordance with the provisions of those Acts and You have complied with the Employer's policy (if any) from time to time in force regarding such disclosures; or
8.5.3    reporting any misconduct or serious breach of any regulatory requirements (whether required to or not) to the relevant authorities, including HM Revenue & Customs, any regulator, ombudsmen or other body responsible for supervising or regulating the matters in question; or
8.5.4    doing or saying anything that is required by HM Revenue & Customs or a regulator, ombudsman or supervisory authority, including co-operating with any investigation and giving evidence at a hearing; or
8.5.5    disclosing information to HM Revenue & Customs for the purposes of establishing or paying (or recouping) tax and national insurance liabilities from your employment or its termination; or
8.5.6    reporting an offence or suspected offence to the police or other law enforcement agency; or
8.5.7    co-operating or otherwise being involved with a criminal investigation or prosecution; or
8.5.8    complying with a court or tribunal order to disclose or give evidence; or
8.5.9    making any other disclosure as required by law; or
8.5.10    disclosing such other information as may be permitted by the Employer with its prior written consent.
9.    Waiver of Claims and Warranties
9.1    You agree that the terms of this Agreement are offered by the Employer without any admission of liability and are in full and final settlement of the Claims, and all and any other claims or rights of action that You have or may have against the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders arising out of or in connection with your employment, or the termination of such employment, or the holding of any office or loss of such office, or otherwise, whether under common law, contract, statute or otherwise, in any jurisdiction and including, but not limited to, the claims specified in Schedule 2 (each of which is hereby waived by this clause).
9.2    For the purposes of Clause 9.1, “Claims” shall mean claims that have arisen at the date of this Agreement or which subsequently arise in respect of acts or omissions occurring prior to the date of this Agreement and shall include all and any claims or rights of action of which at the time of entering into this Agreement:
9.2.1    neither You nor the Employer or any Group Company are aware; or
9.2.2    You but not the Employer or any Group Company are aware; or
9.2.3    the Employer or any Group Company is aware but You are not aware;
including any claim or right of action arising from a subsequent retrospective change or clarification of the law (including but not limited to as a result of new legislation or the development of common law or equity).
9.3    The waiver in Clause 9.1 shall not apply to the following:
9.3.1    any claims by You to enforce the terms of this Agreement;
9.3.2    subject to the warranty in Clause 9.4.8, any personal injury claims of which You are not aware and could not reasonably be expected to be aware at the date of this Agreement (save for those arising under the anti-discrimination legislation); and
9.3.3    subject to the warranty in Clause 9.4.8, any claims in relation to accrued entitlements under the Pension Scheme.
9.4    You warrant and represent to the Employer that:
9.4.1    before taking independent legal advice from the Adviser, You disclosed to the Advisor all facts and circumstances that may give rise to a claim by You against the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders;
9.4.2    having taken independent legal advice from the Adviser You have no claims or potential claims against, and are not aware of any facts or circumstances that may give rise to any claim against, the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders (whether at the date of this Agreement or in the future) in relation to your employment, or the termination of such employment, or the holding of any office or loss of such office, or otherwise other than those specified in Clause 9.1 above;
9.4.3    You have not and will not commence or pursue any legal proceedings of any nature against the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders before an employment tribunal or other court in relation to your employment, or the termination of such employment, or the holding of any office or loss of such office, or otherwise nor will You instruct any third party to commence or pursue any such proceedings on your behalf. For the avoidance of doubt, this warranty does not apply to the claims excluded by Clause 9.3;
9.4.4    You have not committed, and there are no circumstances of which You are aware or of which You ought reasonably to be aware that would amount to, any repudiatory breach of any express or implied term of the Contract of Employment or any breach of duty (including any fiduciary duty) owed to the Employer or any Group Company and have fully disclosed to the Employer all matters which might reasonably affect the willingness of the Employer to enter into this Agreement;

9.4.5    in particular, You have not done or omitted to do any act which had the Employer been aware of it would entitle (or would have entitled) the Employer to dismiss You summarily without notice or payment in lieu of notice or compensation; or had it been done after the Termination Date would be in breach of this Agreement;
9.4.6    You have not, as at the date of this Agreement, received (either orally or in writing) nor agreed to accept (either orally or in writing) any offer of employment or for the engagement of your services from any third party to take effect at any time after the Termination Date;
9.4.7    You will not raise any grievance and/or issue any subject access request under the General Data Protection Regulation, as amended and applied by the Data Protection Act 2018 with the Employer or any Group Company, after the date of your signing this Agreement and You confirm that any grievance and/or any subject access request already raised is hereby withdrawn; and
9.4.8    You are not aware of any facts or circumstances which might give rise to a claim for personal injury and/or a claim in relation to your accrued pension rights under the Pension Scheme against the Employer or any Group Company.
9.5    You acknowledge that the Employer is relying on the warranties in Clause 9.4 above (and the accuracy of these warranties) in entering into this Agreement and the payments in this Agreement are conditional on your compliance with these terms.
9.6    If You commence or pursue a claim against the Employer or any Group Company or its or their respective officers, employees, workers, consultants or shareholders, arising out of or in connection with your employment, or the termination of such employment, or the holding of any office or loss of such office, or otherwise in relation to the claims being waived under Clause 9.1 (other than those excluded under Clause 9.3), You agree to indemnify the Employer for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred. For the avoidance of doubt, this clause does not prevent You exercising your rights under Clauses 8.4 and 8.5. If it is proven following a reasonable and lawful process that You have breached a material provision of this Agreement, and the Employer suffers financial losses as a direct result of Your breach, You agree to indemnify the Employer for those specific losses.
9.7    You agree that, except for the payments and benefits provided for in this Agreement and subject to the waiver in Clause 9.1, You will not be eligible for any further payment from the Employer or any Group Company relating to your employment, or the termination of such employment, or the holding of any office or loss of such office, or otherwise and without limitation to the generality of the foregoing, You expressly waive any right or claim that You have or may have to payment of bonuses or commission, any benefit scheme, share plan or share incentive arrangement or award programme or grant of equity interest, or to any other benefit, payment or award You may have received had your employment not terminated or for any compensation for the loss of any such benefit, payment or award.
10.    Legal Advice
10.1    It is a condition of this Agreement and You warrant and represent to the Employer that:
10.1.1    before entering into this Agreement You received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, on its effect on your ability to pursue any complaint before an employment tribunal or other court;

10.1.2    the Adviser has confirmed to You that they are a solicitor holding a current practising certificate and that there is in force (and was at the time the advice was given) a policy of insurance covering the risk of a claim by You in respect of any loss arising in consequence of their advice;
10.1.3    You will ensure that a letter in the form attached as Schedule 1 to this Agreement is signed by the Adviser and delivered to the Employer; and
10.1.4    before receiving the advice, You disclosed to the Adviser all facts or circumstances that may give rise to a claim against the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders, and that You are not aware of any other facts or circumstances that may give rise to any claim against the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders, other than those claims specified in Clause 9.1.
11.    Settlement Agreement
The Parties acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 are intended to be and have been satisfied.
12.    Reaffirmation
12.1    On or shortly after the Termination Date, You will sign and date the Reaffirmation Letter and shall ensure that the Adviser (or another relevant independent adviser within the meaning of the legislation set out in Clause 10) signs and dates a letter in the form set out in Schedule 1.
12.2    The Employer's obligations under this Agreement are conditional on the Employer receiving electronic versions of the letters referred to in Clause 12.1 duly signed and dated within seven days of the Termination Date.
13.    Subject to Contract and Without Prejudice
This Agreement will be deemed to be without prejudice and subject to contract until such time as it is signed by both Parties and dated, when it will be treated as an open document evidencing a binding Agreement.
14.    Entire Agreement
14.1    Each Party on behalf of itself (and in the case of the Employer, as agent for any Group Company) acknowledges and agrees with the other Party (the Employer acting on behalf of itself and as agent for each Group Company) that:
14.1.1    this Agreement (together with any documents referred to in it) constitute(s) the entire agreement and understanding between You and the Employer and any Group Company and supersedes and extinguishes any previous agreement, promises, warranties, representations and understandings between them whether written or oral, relating to its subject matter; and
14.1.2    in entering into this Agreement neither Party is relying on any representation, warranty, statement, assurance or undertaking of any nature whatsoever other than those expressly set out in this Agreement and the only rights or remedies available to the Parties arising out of any statement, representation, assurance or warranty shall be for breach of contract under the terms of this Agreement.
14.2    No Party shall have any claim for innocent or negligent misrepresentation based upon any statement in this Agreement.
14.3    Nothing in this Agreement will, however, operate to limit or exclude any liability for fraud.
15.    Variation
No variation of this Agreement (or of any of the documents referred to in it) will be valid unless it is in writing and signed by or on behalf of each of the Parties.
16.    Third Party Rights
The Contracts (Rights of Third Parties) Act 1999 will only apply to this Agreement in relation to any Group Company and no person other than You and the Employer or any Group Company will have any rights under it.
17.    Governing Law and Jurisdiction
17.1    This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the law of England and Wales.
17.2    Each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).
18.    Counterparts
This Agreement may be executed and delivered, in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement. This Agreement may be validly executed by docusign.
This document is Executed as a Deed and is delivered by the Parties or their duly authorised representatives on the date written at the beginning of it.

Schedule 1
Adviser's certificate
[ON HEADED NOTEPAPER OF THE ADVISER]
For the attention of [Insert Details]
[●] 20[●]
Dear [Name]
I am writing in connection with the Agreement between my client, Lee Fenton and Gamesys Group Limited (Employer) [of today's date OR dated [●]] (Agreement) and the reaffirmation letter signed by those Parties dated [●] (Reaffirmation Letter) to confirm that:
1.    I, [Name] [of [Firm], whose address is [Address], am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.
2.    I have given Lee Fenton legal advice on the terms and effect of the Agreement and the Reaffirmation Letter, in particular, its effect upon Lee Fenton’s ability to pursue the claims specified in Clause 9.1 of the Agreement.
3.    I gave the advice to Lee Fenton as a relevant independent adviser within the meaning of the Acts and Regulations referred to at Clause 11 of the Agreement.
4.    There is now in force (and was in force at the time I gave the advice referred to above), a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by or in respect of loss arising in consequence of the advice I have given Lee Fenton.
5.    Neither [Firm] nor I acted for the Employer or any Group Company in relation to the termination of Lee Fenton's employment with the Employer or the preparation or conclusion of the Agreement.
Yours faithfully
[Name]
Employee's Adviser
for and on behalf of [Firm]

Schedule 2
The Claims
1.    Claims:
1.1    for breach of contract or wrongful dismissal;
1.2    for unfair dismissal, under section 111 of the Employment Rights Act 1996;
1.3    in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
1.4    for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
1.5    in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
1.6    for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;
1.7    in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;
1.8    in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;
1.9    in relation to suspension from work, under section 70 of the Employment Rights Act 1996;
1.10    in relation to parental leave, under section 80 of the Employment Rights Act 1996;
1.11    in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;
1.12    in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;
1.13    in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;
1.14    in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;
1.15    for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010 and/or section 2 of the Equal Pay Act 1970;
1.16    for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;
1.17    for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to race, colour, nationality or ethnic or national origin, under section 54 of the Race Relations Act 1976;
1.18    for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section

120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;
1.19    for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;
1.20    for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;
1.21    for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;
1.22    for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
1.23    for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
1.24    under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;
1.25    under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;
1.26    under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;
1.27    under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;
1.28    under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;
1.29    in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;
1.30    in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;
1.31    in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;
1.32    in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996; and
1.33    in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010;
1.34    in relation to the right to a written statement and the right not to be unfairly dismissed or subjected to a detriment under regulations 4 and 5 of the Agency Workers (Amendment) Regulations 2019;

1.35    in relation to personal injury whether or not You are aware or ought reasonably to be aware of such claims at the date of this agreement;
1.36    for harassment under the Protection from Harassment Act 1997;
1.37    for failure to comply with obligations under the Human Rights Act 1998;
1.38    for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018, the General Data Protection Regulation ((EU) 2016/679) as it has effect in EU law, or the UK GDPR as defined in section 3(1) and section 205(4) of the Data Protection Act 2018;
1.39    arising as a consequence of the United Kingdom's former membership of the European Union; and
1.40    in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

Schedule 3
Reference
[On headed notepaper of the Employer]
PRIVATE AND CONFIDENTIAL
[●] 20[●]
Dear [NAME],
Lee Fenton
I write further to your letter of [●] 20[●] requesting a reference for Lee Fenton.
I confirm that Lee Fenton started employment with Gamesys Group Limited on 3 November 2008 and left our employment on 31 March 2024. Lee Fenton was employed as Chief Executive Officer.
It is our policy only to provide references containing information as to employees' roles and dates of employment. This should not be seen as implying any comment about the candidate or their suitability for employment.
This reference is given to the addressee in confidence and only for the purposes for which it was requested. It is given in good faith, but neither the writer nor Gamesys Group Limited accepts any responsibility or liability for any loss or damage caused to the addressee or any third party as a result of any reliance being placed on it.
Yours sincerely,
[name]
For and on behalf of Gamesys Group Limited

Schedule 4
Announcements
Part 1
External announcement
PROVIDENCE, R.I., [Feb. 13, 2023] /PRNewswire/ -- Bally's Corporation (NYSE: BALY) today announced that Lee Fenton, CEO, will step down and Robeson Reeves, President - Interactive, will take over as CEO, effective March 31, 2023.
Lee became CEO of Bally’s on October 1, 2021 following the acquisition of Gamesys Group PLC where he had been CEO since 2015. Lee will also step down from the Bally’s Board.
Soo Kim, Chairman of Bally's Corporation's Board of Directors, said, " On behalf of the Board of Directors, I want to thank Lee for his excellent leadership and valuable contributions to Bally’s. Lee has led Bally's through the effective integration of Gamesys, leaving us well positioned for future growth. During his time, he has established the purpose and values of what is now an integrated Bally’s group. We look forward to building on what Lee has helped establish, and we wish him all the best in his next chapter."
“I am excited to have Robeson succeed Lee as CEO. Robeson has an extraordinary mind and the drive required to excel as he takes the helm. Robeson has been a member of the Board since the Gamesys acquisition so his appointment represents the Board’s commitment to a seamless transition and the development of the very best talent at Bally’s.”
Lee Fenton, Bally's outgoing Chief Executive Officer, said, "I want to thank Soo and the rest of the Board for my time at Bally’s and for the work through the transition to Robeson’s leadership. Bally’s is an extraordinary business with extraordinary people and I want to thank each and every one of them for the support they have shown me and the commitment they continue to bring to the business. It is particularly special for me to be able to hand the reigns to Robeson with whom I have worked for over 14 years. Robeson is a unique talent and the time is right for him to lead Bally’s."
Robeson Reeves, Bally's incoming Chief Executive Officer, said, "I am honoured to have the opportunity to lead Bally’s and I am grateful for the support and confidence shown in me by my fellow Board members. We are a unique company with a robust core and an extraordinary set of opportunities ahead of us. I look forward to working with my Executive Team and all our teams to maximize those opportunities and continue our growth.”

Reeves joined Gamesys in September 2005 and held several leadership positions during that time. Prior to his current role with Bally Interactive, Reeves served as Chief Operating Officer of Gamesys since July 2015, and before that as Gamesys’ Director of Gaming Operations.

About Bally’s Corporation

Bally's Corporation is a global casino-entertainment company with a growing omni-channel presence of Online Sports Betting and iGaming offerings. It currently owns and manages 15 casinos across 10 states, a horse racetrack in Colorado and has access to OSB licenses in 18 states. It also owns Bally’s Interactive International, formerly Gamesys Group, a leading, global, online gaming operator, Bally Bet, a first-in-class sports betting platform and Bally Casino, a growing iGaming platform.
With 10,500 employees, the Company's casino operations include approximately 15,000 slot machines, 600 table games and 5,300 hotel rooms. Upon completing the construction of a temporary casino facility in Chicago, IL and a land-based casino near the Nittany Mall in State College, PA, Bally's will own and/or manage 17 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol “BALY”.

Investor Contact
Robert Lavan
Chief Financial Officer
401-475-8564
InvestorRelations@ballys.com

Media Contact
Richard Goldman
Kekst CNC
646-847-6102
BallysMediaInquiries@kekstcnc.com

Part 2
Internal announcement

Team Bally’s,

We have just announced to the markets that I have taken the decision to step down from my role as CEO of Bally’s. When I arrived at Gamesys in November 2008 I could never of imagined the journey we would go on. Firstly, delivering fantastic growth as a private company before going public in the UK and then coming together with Bally’s to create a unique company that is ideally positioned for the future.

Once the Bally’s acquisition of Gamesys was complete I gathered us around a common purpose and started to embed the values that will distinguish us for many years to come. This was to ensure that we can bring together our asset and talent base to enable us to get after the considerable opportunities ahead. With that job done it is time for me to step aside and let the company continue to thrive with a new leader.

I am delighted to say that the Board has announced that my successor will be our President of Interactive, Robeson Reeves. I have worked with Robeson for over 14 years and seeing his development from data expert to global leader has been one of the most satisfying experiences of my career. Robeson has the highest potential of any individual I have worked with, or met, in our industry and his depth of understanding of both gaming and our customers, along with his drive for results and commitment to continue to develop our talent base will serve you well into the future.

You are in an extraordinary business, with a unique balance of customers across both Casinos & Resorts and Interactive and the talent pool to match. If you continue to demonstrate the passion, I have seen over the last 18 months I have no doubt that you will make the very most of the considerable opportunity set ahead of you.

I am grateful to the Board for working with me on the transition to ensure it has been considered and planned so the company does not miss a beat in the execution of it’s strategy. And I can only give my most heartfelt thanks to all of you. The drive that I see from you every day to be the very best you can be has sustained me for many years and I will miss you all.
My last day as your CEO will be March 30, 2023. Up until then I will continue to work with Robeson and our Executive Team to ensure a seamless transition.

Onwards and Upwards.

Lee

Schedule 5
List of Officers and Directorships and Letter of Resignation
Director and Chief Executive Officer of Bally’s Corporation
Premier Entertainment Biloxi LLC; Voting Trustee
Bally’s Holdings UK Limited; Director
Gamesys Group Limited; Director
Gamesys Group (Holdings) Limited; Director
Gamesys Jersey Limited; Director
Degree 53 Limited; Director
Mice and Dice Limited; Director
Gamesys US LLC; Manager
Telescope UK LTD; Director

(together the Directorships)

13 February 2023
TO WHOM IT MAY CONCERN
In accordance with Clause 7.6 of the Settlement Agreement dated [] 2023 between me and Gamesys Group Limited (Employer) (Agreement), I hereby with effect on and from [●] resign from the Directorships and from all Group Companies (as defined in the Agreement) and from all other offices and appointments which I hold for or on behalf of the Employer or any Group Company.
I confirm that there are no sums due to me relating to the Directorships or from any Group Company and that I have no claim for compensation arising out of my ceasing to hold the said appointments or otherwise.
I confirm that I am not aware of any acts or omissions by me which constitute a breach of my duties as a Director or which should be brought to the attention of any shareholders or which may be relevant for the purposes of Directors’ and Officers’ Liability Insurance.
I confirm that I have not directly or indirectly disclosed for any reason to any person or otherwise made use of any Confidential Information relating to the business or affairs of the Employer or any Group Company or otherwise permitted such disclosure (subject to the exceptions in Clauses 8.4 and 8.5 of the Agreement).
I confirm that I will return or irretrievably delete by no later than the Termination Date all documents and other tangible items in my possession or under my control which are the property of the Employer or any Group Company or which relate to the Directorships and all original and copy board minutes and papers relating to the Directorships and any Group Company.
I agree to abide by such terms of the Directorships as may subsist after my resignation.
Yours sincerely

/s/Lee Fenton
Lee Fenton

Schedule 6
Reaffirmation letter
[On headed notepaper of Employer]
Lee Fenton
[ADDRESS]
[●] 2024
Dear Lee,
Reaffirmation Letter
I am writing in connection with the settlement agreement between Gamesys Group Limited (Employer) and you dated [●] 2023 (Agreement). This is the Reaffirmation Letter referred to at Clause 12 of the Agreement.
Defined terms have the same meaning when used in this Reaffirmation Letter as in the Agreement, unless otherwise stated.
In consideration of the Employer paying your salary and benefits up until the Termination Date as per Clause 2 of the Agreement, and providing you with the other benefits set out in the Agreement, in accordance with the terms of the Agreement, you expressly agree the following:
1.    Waiver of Claims
1.1    You agree that the terms of the Agreement are offered by the Employer without any admission of liability on the part of the Employer and are in full and final settlement of all and any claims or rights of action that you have or may have against the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders, whether arising out of or in connection with your employment, or the termination of such employment, or the holding of any office or loss of such office, or from events occurring after the Agreement was entered into, or otherwise, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to or in the contemplation of the Employer or you at the date on which you sign this letter in any jurisdiction and including, but not limited to, the claims specified in Schedule 2 of the Agreement (each of which is hereby waived by this clause).
1.2    The waiver in Paragraph 1.1 shall not apply to the following:
1.2.1    any claims by you to enforce the terms of the Agreement;
1.2.2    subject to the warranty in Clause 9.4.8 of the Agreement, any claims in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at today's date (other than claims under discrimination legislation); and
1.2.3    subject to the warranty in Clause 9.4.8 of the Agreement, any claims in relation to accrued entitlements under the Pension Scheme.
1.3    You warrant and represent that:
1.3.1    before entering into this Reaffirmation Letter you received independent advice from [name] of [firm] (Adviser) as to the terms and effect of this Reaffirmation Letter and, in particular, on its effect on your ability to pursue any complaint before an employment tribunal or other court;

1.3.2    the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;
1.3.3    you will ensure that a letter in the form attached as Schedule 1 to the Agreement is signed by the Adviser and delivered to the Employer;
1.3.4    before receiving the advice, you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against the Employer or any Group Company or its officers, employees, workers, consultants or shareholders, and that you are not aware of any other facts or circumstances that may give rise to any claim against the Employer or any Group Company or its or their officers, employees, workers, consultants or shareholders, other than those claims specified in Paragraph 1.1;
1.3.5    having taken independent legal advice from the Adviser, you have no claims against, and are not aware of any facts or circumstances that may give rise to any claim against, the Employer or any Group Company or its officers, employees, workers, consultants or shareholders, (whether at the time of entering into this Reaffirmation Letter or in the future) arising out of or in connection with your employment, or the termination of such employment, or the holding of any office or loss of such office, or from events occurring after the Agreement was entered into, or otherwise, other than those specified in Paragraph 1.1.
1.4    You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.
1.5    The waiver in Paragraph 1.1 shall have effect irrespective of whether or not, as at the date on which you sign this letter, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after that date in whole or in part as a result of new legislation or the development of common law or equity).
1.6    You agree that, except for the payments and benefits provided for in the Agreement, and subject to the waiver in Paragraph 1.1, you shall not be eligible for any further payment from the Employer or any Group Company relating to your employment, or the termination of such employment, or the holding of any office or loss of such office, or otherwise and without limitation to the generality of the foregoing, you expressly waive any right or claim that you have or may have to payment of bonuses or commission, any benefit scheme, share plan or share incentive arrangement or award programme or grant of equity interest, or to any other benefit, payment or award you may have received had your employment not terminated or for any compensation for the loss of any such benefit, payment or award.

2.    Warranties and Acknowledgements
2.1    As at the date of this Reaffirmation Letter, you warrant and represent to the Employer that you have not committed, and there are no circumstances of which you are aware or of which you ought reasonably to be aware that would amount to, any repudiatory breach by you of any express or implied term of the Contract of Employment or any breach of duty (including any fiduciary duty) owed to the Employer or any Group Company and you have fully disclosed to the Employer all matters which might reasonably affect the willingness of the Employer to enter into this Agreement. In particular, you have not done or omitted to do any act which had the Employer been aware would entitle (or would have entitled) the Employer to dismiss you summarily without notice or payment in lieu of notice or compensation, or had it been done after the Termination Date would be in breach of this Agreement.
2.2    You acknowledge that the Employer is relying on the warranties in Paragraphs 1.3 and 2 (and the accuracy of these warranties) when entering into this Reaffirmation Letter and that the payments in Clause 2 and Clause 3 of the Agreement are conditional on your compliance with these terms.
3.    Restrictive Covenants and Confidentiality
3.1    The Employer confirms that the post-termination restrictions in Clause 17 of the Contract of Employment (save for Clause 17.1.4 of the contract of Employment, which shall continue to apply) will no longer apply after the Termination Date as you will have been on Garden Leave from the date of the Agreement to the Termination Date and all of the post-termination restrictions will have expired.
3.2    You confirm that you have complied with, and undertake and agree that you continue to be bound by, the confidentiality obligations contained in Clause 8 of the Agreement after the Termination Date, subject to the exceptions in Clauses 8.4 and 8.5 of the Agreement.
Yours sincerely,
................................................................
[Name]
For and on behalf of Gamesys Group Limited
I agree to the above terms
Signed....................................................
Lee Fenton
Date..........................................................

Schedule 6

EXECUTED as a DEED by GAMESYS GROUP LIMITED acting by two Directors/a Director and the Secretary:
Director

Director/Secretary

EXECUTED as a DEED by LEE FENTON in the presence of:	/s/Lee Fenton
Witness Signature:	/s/Elin Sigfridssan
Witness Name:	Elin Sigfridssan
Address:	[•]
Occupation:	[•]

Schedule 6

EXECUTED as a DEED by GAMESYS GROUP LIMITED acting by two Directors/a Director and the Secretary:	/s/Robeson Reeves
Director
/s/Daniel J Talisman
Director/Secretary

EXECUTED as a DEED by LEE FENTON in the presence of:
Witness Signature:
Witness Name:
Address:
Occupation: